Exhibit 99.1

Infinera Corporation Announces Preliminary Third Quarter 2023 Financial Results

San Jose, Calif., November 8, 2023 - Infinera Corporation (NASDAQ: INFN) (or “Company”) today released preliminary financial results for its third quarter ended September 30, 2023.
For the third quarter,
•Preliminary revenue is expected to be $378 million to $392 million, ahead of the midpoint of the Company’s prior outlook of $361 million to $391 million.
•The resulting preliminary GAAP gross margin is expected to be 38.4% to 40.7%, ahead of the midpoint of the Company’s prior outlook of 36% to 39%.
•The resulting preliminary GAAP operating margin is expected to be (1.4%) to 2.2%, ahead of the Company’s prior outlook of (8%) to (3%).
•The resulting preliminary GAAP EPS is expected to be a loss of ($0.07) to ($0.02), ahead of the Company’s prior outlook of a loss of ($0.17) to ($0.09).
•Preliminary non-GAAP gross margin is expected to be 40.0% to 42.2%, ahead of the midpoint of the Company’s prior outlook of 37.5% to 40.5%, and the preliminary non-GAAP operating margin is expected to be 4.6% to 8.0%, ahead of the Company’s prior outlook of (1%) to 4%.
•Preliminary non-GAAP net income (loss) per diluted share is expected to be $0.03 to $0.08, ahead of the Company’s prior outlook of ($0.06) to $0.02.
•Preliminary cash and cash equivalents, including restricted cash, was $127 million.
Infinera CEO David Heard said, “The third quarter was another solid quarter for us, with all key preliminary financial metrics – revenue, gross margin, operating margin, and EPS, expected to be ahead of the midpoint of our outlook range. Bookings were strong in the quarter with a book-to-bill ratio above 1, based on our preliminary revenue range. Furthermore, through the first three quarters of 2023, we expect to report that we have grown revenue, expanded gross margin, and increased operating margin, compared to the same period last year.”
“Traction across our portfolio remained strong in the quarter. We secured new design wins with major telecom service providers and hyperscale customers for our Systems group and received additional orders for our Subsystems group. We remain confident in our strategy, laser focused on execution and committed to driving meaningful earnings per share expansion in the future,” continued Mr. Heard.

Preliminary Financial Outlook
Infinera's preliminary outlook for the quarter ending December 30, 2023, is as follows:
•Revenue is expected to be $421 million to $451 million.
•GAAP gross margin is expected to be 37.3% to 40.4%. Non-GAAP gross margin is expected to be 38.0% to 41.0%.
•GAAP operating expenses are expected to be $155.3 million to $159.3 million. Non-GAAP operating expenses are expected to be $138.0 million to 142.0 million.
•GAAP operating margin is expected to be 0.7% to 5.0%. Non-GAAP operating margin is expected to be 5.5% to 9.5%.
•GAAP net (loss) or income per diluted share is expected to be $(0.04) to $0.04. Non-GAAP net income per diluted share is expected to be $0.05 to $0.13.
This preliminary outlook reflects the expected impact of the timing of revenue recognition described below based on information currently available to the Company.

During the third quarter of 2023, Ernst & Young, Infinera’s independent registered public accounting firm (“EY”), informed the Company that the Public Company Accounting Oversight Board had commenced an inspection of EY’s integrated audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2022. Subsequently, late in the third quarter of 2023, EY raised questions regarding the Company’s stand-alone sales price (“SSP”) methodology as it relates to revenue allocation between product revenue, which is recognized upon delivery, and certain components of services revenue, which is amortized over a period of time, as well as the sufficiency of documentation retained by the Company relating to the Company’s quote to cash and inventory cycles. As a result of these queries, the Company reexamined its SSP methodology and engaged in a review of management’s review procedures related to the Company’s quote to cash and inventory cycles. In connection with the period-end close process, the Company's management concluded that there were material weaknesses related to its (i) quote to cash cycle including the determination of SSP and (ii) inventory cycles, each of which remains unremediated. As a result, the Company has determined that its internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2022. The Company intends to amend its Form 10-K for the period ended December 31, 2022, to reflect management’s and EY’s assessment of internal control over financial reporting as of the period covered by such report, as well as the Forms 10-Q for the Company’s first and second quarters of 2023 to reflect management’s assessment of internal control over financial reporting covered by each period. The amendments will also describe the Company’s plans and efforts to strengthen its internal control over financial reporting and remediate its material weaknesses. The Company is continuing to review its SSP methodology with EY, including to determine the impact of any required reallocation of revenue between products and services between periods and the related impact on the Company’s previously reported financial results and the Company’s financial results for the third quarter of 2023. Based on its initial evaluation, the Company expects any adjustments to revenue will be shifts in allocation between deferred revenue and revenue recognized upfront, and expects that there will be no lost revenue, only shifts in timing of revenue recognition between accounting periods. Once the review process with EY is complete, the Company will report full financial results for the third quarter of 2023. More information on these matters is contained in the Company’s Current Report on Form 8-K and Notification of Late Filing filed with the SEC this afternoon.
Conference Call Information
Infinera will host a conference call for analysts and investors to discuss its preliminary results for the third quarter of 2023 and its preliminary outlook for the fourth quarter of 2023 today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may register for the conference call at https://conferencingportals.com/event/SWSmscgp. A live webcast of the conference call will also be accessible from the Events section of Infinera’s website at investors.infinera.com. Replay of the audio webcast will be available at investors.infinera.com approximately two hours after the end of the live call.

Contacts:
Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Amitabh Passi, Head of Investor Relations Tel. +1 (669) 295-1489 apassi@infinera.com
About Infinera
Infinera is a global supplier of innovative open optical networking solutions and advanced optical semiconductors that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on X and LinkedIn, and subscribe for updates. Infinera and the Infinera logo are registered trademarks of Infinera Corporation.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Infinera's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or the negative of these words or similar terms or expressions that concern Infinera's expectations, strategy, priorities, plans or intentions.
The preliminary financial results for the third quarter and related commentary, both in this press release and elsewhere, are forward-looking statements. Neither Infinera, nor its auditors, has completed the review of its financial results for the third quarter, and the final third quarter financial results may be impacted by its determination as to whether Infinera will need to restate its financial statements for fiscal year 2022 and/or any prior or subsequent periods including the interim periods in fiscal year 2023. This determination will depend in large part on the impacts of the accounting matters described above on Infinera’s financial results for these prior periods, and whether these impacts are material. These determinations have not yet been made.
The preliminary results for the third quarter presented in this press release assume that Infinera will not need to restate its financial results for any prior periods. While Infinera believes this assumption is reasonable based on information currently available to it, this information may change, Infinera’s assessment of all available information may change, and/or its auditors may have a different perspective on these matters. In the event that Infinera does need to restate its financial statements for prior periods, its financial results for the third quarter would likely be affected.
Infinera’s financial results for the third quarter of fiscal year 2023 are also subject to all aspects of the final quarterly review process and may change as a result of new information that arises, or new determinations that are made, in this process.
Forward-looking statements in this press release also include, without limitation, Infinera’s future business plans, strategy and growth opportunities, including progress against strategic priorities and milestones; expectations regarding Infinera’s future performance, including but not limited to, revenue growth, gross margin expansion, increased operating margin and earnings per share expansion; expectations related to Infinera’s range of preliminary financial results for the third quarter of 2023 and Infinera's preliminary financial outlook for the fourth quarter of 2023; expectations related to remediation efforts and disclosure related to Infinera’s material weaknesses; expectations related to the outcome of Infinera’s continued review of its SSP methodology; Infinera’s expectation that adjustments to revenue will be shifts in allocation between deferred revenue and revenue recognized upfront and that there will be no lost revenue; and Infinera’s expectations regarding the need to amend prior periodic reports or restate prior financials. These forward-looking statements are based on estimates and information available to Infinera as of the date hereof and are not guarantees of future performance; actual results could differ materially from those stated or implied due to risks and uncertainties. The risks and uncertainties that could cause Infinera’s results to differ materially from those expressed or implied by such forward-looking statements include demand growth for additional network capacity and the level and timing of customer capital spending and excess inventory held by customers beyond normalized levels; delays in the development, introduction or acceptance of new products or in releasing enhancements to existing products; aggressive business tactics by Infinera’s competitors and new entrants and Infinera's ability to compete in a highly competitive market; supply chain and logistics issues, including delays, shortages, components that have been discontinued and increased costs, and Infinera's dependency on sole source, limited source or high-cost suppliers; dependence on a small number of key customers; product performance problems; the complexity of Infinera's manufacturing process; Infinera's ability to identify, attract, upskill and retain qualified personnel; challenges with our contract manufacturers and other third-party partners; the effects of customer and supplier consolidation; dependence on third-party service partners; Infinera’s ability to respond to rapid technological changes; failure to accurately forecast Infinera's manufacturing requirements or customer demand; the effects of public health emergencies; Infinera’s future capital needs and its ability to generate the cash flow or otherwise secure the capital necessary to meet such capital needs; the effect of global and regional economic conditions on Infinera’s business, including effects on purchasing decisions by customers; the adverse impact inflation and higher interest rates may have on Infinera by increasing costs beyond what it can recover through price increases; restrictions to our operations resulting from loan or other credit agreements; the impacts of any restructuring plans or other strategic efforts on our business; our international sales and operations; the impacts of foreign currency fluctuations; the effective tax rate of Infinera, which may increase or fluctuate; potential dilution from the issuance of additional shares of common stock in connection with the conversion of Infinera's convertible senior notes; Infinera’s ability to protect its intellectual property; claims by others that Infinera infringes on their intellectual property rights; security incidents, such as data breaches or cyber-attacks; Infinera's ability to comply with various rules and regulations, including with respect to export control and trade compliance, environmental, social, governance, privacy and data protection matters; events that are outside of Infinera's control, such as natural disasters, violence or other catastrophic events that could harm Infinera's operations; Infinera’s ability to remediate its recently disclosed material weaknesses in internal control over financial reporting in a timely and effective manner; any other impacts of Infinera’s and its auditors’ review of the accounting matters described above; and other risks and uncertainties detailed in Infinera’s SEC filings from time to time. More information on potential factors that may impact Infinera’s business are set forth in Infinera's periodic reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 27, 2023, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

Use of Non-GAAP Financial Information
In addition to disclosing financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that exclude in certain cases stock-based compensation expenses, amortization of acquired intangible assets, and restructuring and other related costs. Infinera believes these adjustments are appropriate to enhance an overall understanding of its underlying financial performance and also its prospects for the future and are considered by management for the purpose of making operational decisions. In addition, the non-GAAP financial measures presented in this press release are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue, gross margin, operating expenses, operating margin, net income (loss) and net income (loss) per common share prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.
Infinera has included forward-looking non-GAAP information in this press release, including an estimate of certain non-GAAP financial measures for the fourth quarter of 2023 that excludes stock-based compensation expense, amortization of acquired intangible assets, and restructuring and other related costs.
A reconciliation of GAAP to non-GAAP financials for the third quarter and fourth quarter is included in the table below.

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In millions, except percentages)
(Unaudited)

	Q3'23 Preliminary		Q4'23 Preliminary Outlook
	Low	High	Low	High
Reconciliation of Gross Margin:
GAAP	38.4%	40.7%	37.3%	40.4%
Stock-based compensation expense(1)	0.7%	0.6%	0.7%	0.6%
Amortization of acquired intangible assets(2)	0.9%	0.9%	—%	—%
Non-GAAP	40.0%	42.2%	38.0%	41.0%

Reconciliation of Operating Expenses:
GAAP	$150.4	$150.9	$155.3	$159.3
Stock-based compensation expense(1)	(13.2)	(13.2)	(14.7)	(14.7)
Amortization of acquired intangible assets(2)	(3.0)	(3.0)	(2.3)	(2.3)
Restructuring and other related costs(3)	(0.4)	(0.4)	(0.3)	(0.3)
Non-GAAP	$133.8	$134.3	$138.0	$142.0

Reconciliation of Operating Margin:
GAAP	(1.4)%	2.2%	0.7%	5.0%
Stock-based compensation expense(1)	4.2%	4.0%	4.2%	3.9%
Amortization of acquired intangible assets(2)	1.7%	1.7%	0.5%	0.5%
Restructuring and other related costs(3)	0.1%	0.1%	0.1%	0.1%
Non-GAAP	4.6%	8.0%	5.5%	9.5%

Reconciliation of Net Income (Loss) per Common Share - Diluted:
GAAP	$(0.07)	$(0.02)	$(0.04)	$0.04
Stock-based compensation expense(1)	0.06	0.06	0.07	0.07
Amortization of acquired intangible assets(2)	0.03	0.03	0.01	0.01
Restructuring and other related costs(3)	0.00	0.00	0.00	0.00
Add: Interest expense related to the convertible senior notes, net of tax	0.01	0.01	0.01	0.01
Non-GAAP	$0.03	$0.08	$0.05	$0.13
(1)Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006.
(2)Amortization of acquired intangible assets consists of developed technology and customer relationships acquired in connection with the acquisitions of Coriant and Transmode AB. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, Infinera has excluded it from its non-GAAP gross profit, operating expenses and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of Infinera's underlying business performance.
(3)Restructuring and other related costs are primarily associated with Infinera's restructuring of certain international research and development operations, the reduction of operating costs and the reduction of headcount. In addition, this includes accelerated amortization on operating lease right-of-use assets due to the cessation of use of certain facilities. Management has excluded the impact of these charges in arriving at Infinera's non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of Infinera's underlying business performance.